Exhibit 23.6

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Power & Digital Infrastructure Acquisition Corp. on Amendment No. 6 to Form S-4 (File No. 333-258720) of our report dated July 30, 2021 with respect to our audit of the financial statements of RME Black 100, LLC as of November 30, 2020, and the related statements of operations, members’ equity and cash flows for the period from April 16, 2020 (inception) to November 30, 2020, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

December 29, 2021